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                                                                    Exhibit 23.1


                              Accountants' Consent
                              --------------------


The Board of Directors
Ansoft Corporation


We consent to incorporation by reference in the Registration Statements (No. 333-51557 and No. 333-16565) on Forms S-3 and S-8, respectively, of Ansoft Corporation of our report dated May 27, 1998, relating to the consolidated balance sheets of Ansoft Corporation and subsidiaries as of April 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1998, and all related schedules, which report appears in the April 30, 1998, annual report on Form 10-K of Ansoft Corporation.

                                           KPMG PEAT MARWICK LLP


Pittsburgh, Pennsylvania
July 17, 1998